UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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MASSEY ENERGY COMPANY

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May 10, 2010

Dear Massey Member and Stockholder:

As a Massey member and stockholder, you should have recently received information about our upcoming 2010 Annual Meeting of Stockholders to be held on May 18, 2010 and a proxy card that allows you to cast your vote on several matters upon which the stockholders will undertake at that meeting.

Your Board of Directors is writing today to ask you to join it in voting FOR each of our three class II nominees to the Board of Directors: Baxter F. Phillips., Richard M. Gabrys, and Dan R. Moore. All three nominees currently serve as directors, and each brings extensive leadership, industry experience and valuable insight to our Board of Directors at a critical and turbulent time in our company’s proud history.

Each of these men was nominated to serve a three-year term on the Board of Directors by the Board’s Governance and Nominating Committee.

As both a Massey member and a stockholder, your interest in the outcome of this year’s Board elections is especially important. A vote FOR these three nominees — Mr. Phillips, Mr. Gabrys, and Mr. Moore — will be a vote in favor of our company’s strong and effective leadership and provide continuity during these difficult times.

Mr. Baxter Phillips, Jr., has been a director since 2007 and has served as president of Massey Energy since November 2008. Mr. Phillips’ experience in various positions in senior leadership of the company, his tenure with the company, and his vast knowledge of the company’s operations is extremely valuable to the Board of Directors in assessing company performance, identifying areas of focus and providing strategic direction for the future.

Mr. Gabrys, who has served on the Board since 2007, retired as vice chairman of Deloitte & Touche LLP in 2004 after 42 years of service in public accounting. He currently serves as chairman of the Board’s Finance Committee and is a member of the Executive, Governance and Nominating, and Safety, Environmental and Public Policy Committees. Mr. Gabrys’ tenure at Deloitte & Touche LLP has given him valuable financial expertise, especially in the areas of public reporting and mergers and acquisitions, for service on our Board of Directors.

Mr. Moore has served on the board since 2002 and has been chairman of Moore Group, Inc., which owns automobile dealerships in West Virginia and Kentucky, since 1999. Mr. Moore has brought his extensive financial and banking experience to the Board of Directors, having been chairman, president and chief executive officer of the former Matewan BancShares. As a business leader in Central Appalachia, Mr. Moore has been an advocate for us, promoting the contributions our company has made to the localities and states where we mine coal.

Their continued service on the Board of Directors would provide the company with solid expertise and steady hands.

This year, stockholders are also being asked to vote on four proposals regarding:

•	a water management report (Proposal 3);

•	greenhouse gas emissions reductions (Proposal 4);

•	majority voting (Proposal 5); and

•	declassification of the Board (Proposal 6).

We respectfully ask that you vote AGAINST Proposals 3, 4 and 5. The Board of Directors has not taken a position on Proposal 6.

Proposal 3 would require the Board of Directors to prepare a special report for stockholders on the company’s compliance with the settlement of a lawsuit with the U.S. Environmental Protection Agency in 2008 regarding water pollution. However, we believe this information is best presented in our Corporate Social Responsibility reports to our stockholders, rather than through a separate and duplicative report that will only serve to increase administrative burdens and costs.

Proposal 4 would require the company to set quantitative goals for reducing greenhouse gas emissions from its products and operations, and require the company to prepare a report to stockholders by September 30 on how it intends to achieve those goals. With the United States and other national governments still debating what to do about greenhouse gas emissions from carbon-based fuels, including coal, your Board of Directors believes that requiring Massey Energy to draft a plan to reduce its own emissions would serve no truly useful purpose to its stockholders.

It is important to note that coal naturally contains carbon and the burning of coal by our utility customers and others necessarily emits carbon dioxide. Carbon cannot be removed from coal, and we cannot provide coal that does not emit carbon dioxide when it is burned. We are not in a position to reduce what is believed to be harmful effects of carbon dioxide in the burning of coal.

Please also join us in voting AGAINST Proposal 5, regarding adopting a majority voting policy, because we believe this proposal is unnecessary due to the fact that the Board of Directors adopted a Director Resignation Policy on April 14, 2010.

Previously, our stockholders elected directors under a plurality voting system, under which the director nominees receiving the highest number of votes in an uncontested or contested election were elected. Under our new Director Resignation Policy, however, any nominee for director in an uncontested election who receives a greater number of “withhold” votes than “for” votes must offer his or her resignation to the Board of Directors. The Governance and Nominating Committee then will evaluate the best interests of the company and its stockholders and will recommend to the Board of Directors the action to be taken with respect to such tendered resignation (which recommendation could consist of, accepting the resignation, rejecting the resignation and maintaining the director, rejecting the resignation and maintaining the director but addressing what the Committee believes to be the underlying cause of the withheld votes, or rejecting the resignation but resolving that the director will not be re-nominated in the future for election).

Finally, with regard to Proposal 6, to declassify our Board of Directors, the Board of Directors makes no recommendation. The Board of Directors recognizes that staggered terms for directors is a topic of current interest and believes that there are valid arguments in favor of, and in opposition to, classified boards of directors. The Board of Directors would like our stockholders to express their views on this subject without being influenced by any recommendation that the Board might make. If our stockholders approve the proposal, the Board of Directors will submit to our stockholders at the 2011 Annual Meeting a proposed amendment to the company’s certificate of incorporation to provide for annual elections for directors.

In summary, your Board of Directors respectfully asks you to vote FOR the nominations of Mr. Phillips, Mr. Gabrys and Mr. Moore to new terms on the Board of Directors.

The Board of Directors also recommends that you vote AGAINST Proposals 3, 4 and 5, regarding water reports, greenhouse gas emissions reports, and majority voting, respectively. The Board of Directors is neutral on Proposal 6 regarding the declassification of directors.

For a full discussion of each proposal, please go to the Massey Energy website.

Sincerely,

/s/ The Board of Directors

Massey Energy Company

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